Exhibit 99.1

P.O. Box 25099 ~ Richmond, VA 23260 ~ phone: (804) 359-9311 ~ fax (804) 254-3584
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P R E S S R E L E A S E

CONTACT:	Candace C. Formacek	RELEASE:	Immediately
Phone: (804) 359-9311
Fax: (804) 254-3584
Email: investor@universalleaf.com

Universal Corporation Announces Quarterly Dividends
Richmond, VA February 3, 2016 / PRNEWSWIRE

George C. Freeman, III, Chairman, President and Chief Executive Officer of Universal Corporation (NYSE:UVV), announced today that the Company’s Board of Directors declared a quarterly dividend of fifty-three cents ($0.53) per share on the common shares of the Company, payable May 9, 2016, to common shareholders of record at the close of business on April 11, 2016.

In addition, the Board of Directors declared a quarterly dividend of $16.875 per share on the Series B 6.75% Convertible Perpetual Preferred Stock (“Series B Preferred Stock”), payable March 15, 2016, to shareholders of record as of 5:00 p.m. Eastern Time on March 1, 2016.

Effective with the payment of the Company's common stock dividend on February 8, 2016, the Company will adjust the conversion rate on its Series B Preferred Stock. The adjusted conversion rate on the Series B Preferred Stock will be 22.2744 common shares per $1,000 of liquidation preference of Series B Preferred Stock. The new rate is equivalent to a conversion price of approximately $44.89 per common share.

Headquartered in Richmond, Virginia, Universal Corporation is the leading global leaf tobacco supplier and conducts business in more than 30 countries. Its revenues for the fiscal year ended March 31, 2015, were $2.3 billion. For more information on Universal Corporation, visit its web site at www.universalcorp.com.
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